Exhibit 10.27

MASTER LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of January 6, 2012 (this “Agreement”), is entered into among and between HEALTH DISCOVERY CORPORATION, a Georgia corporation ("LICENSOR") having a place of business at 2 East Bryan Street, Suite 1500, Savannah, GA 31401, and NEOGENOMICS LABORATORIES, INC. a Florida corporation (“LICENSEE”), having a place of business at 12701 Commonwealth Drive, Suite #5, Fort Myers, FL 33913 (each, a “Party,” and collectively, the “Parties”).

RECITALS:

WHEREAS, LICENSOR is the owner of intellectual property, including patents, pending and issued, and know-how relating to support vector machine and other machine learning technologies which is included within the “SVM Technology” (as defined below), based upon which it has developed, or is engaged in developing, applications including, inter alia, digital image analysis and interpretation, biomarker discovery, and gene/gene product-based and protein-based diagnostic, prognostic and predictive tests; and

WHEREAS, LICENSOR owns the Licensed Technology (as defined below), which includes inter alia, coverage of genomic biomarkers related to prostate cancer, pancreatic cancer, colon cancer and other cancers as well as certain interpretation methodologies and software associated with automated image analysis for cytogenetics and flow cytometry testing; and

WHEREAS, LICENSEE desires to obtain, and LICENSOR is willing to grant, an exclusive license under LICENSOR’s rights in the SVM Technology and the Licensed Technology to develop and commercialize Licensed Uses (as defined below) for use in the Field (as defined below) in the Licensed Territory (as defined below) on the terms and conditions of this Agreement; and

WHEREAS, the parties acknowledge that an employment agreement, or such other type of agreement as is agreed upon, by and between LICENSEE and Dr. Maher Albitar (the “Employment Agreement”) will be entered into by them, contemporaneously with the execution and delivery of this Agreement; and

WHEREAS, the parties acknowledge that separate consulting agreements by and between LICENSEE and Drs. Stephen Barnhill, Herbert Fritsche, Isabelle Guyon and Hong Zhang will be entered into by them, contemporaneously with the execution and delivery of this Agreement (collectively, the “Consulting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least ten percent (10%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Change of Control” means (a) the acquisition of a Party by another entity by means of a transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the voting securities of such Party, (b) a sale of all or substantially all of the assets of a Party, or (c) the acquisition by any person or other entity (other than a Party and its Affiliates or employee benefit plans), including any person or group as defined in Paragraphs 3(a)(9) and 13(d), 14(d) and Rule 13d-5 of the Exchange Act of more than fifty percent (50%) of the voting securities of such Party; provided however, that no Change in Control shall occur by reason of (a) an initial public offering, or (ii) a reorganization, merger, consolidation, or sale, the sole purpose of which is to change the state of a Party’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held such Party’s securities immediately before such transaction.

1.3           “Combination Use” means a Licensed Use (as defined below) that is sold together in combination with one (1) or more products, processes or services which are not Licensed Uses. LICENSEE acknowledges that a Combination Use shall not include any product, process or service which is expressly excluded under this Agreement, including, but not limited to the exclusions specified in Section 1.6.

1.4           “Development Term” means the twelve month period from the Effective Date until the one year anniversary of the Effective Date.

1.5           “Effective Date” shall mean the date on which all of the following shall have first occurred:
1.5.1           LICENSEE has entered into a mutually satisfactory Employment Agreement or other agreement with Dr. Maher Albitar, and mutually satisfactory separate Consultant Agreements or other agreements with Dr. Stephen Barnhill, Dr. Herbert Fritsche, Dr. Isabelle Guyon, and Dr. Hong Zhang; and

1.5.2           This Agreement has been approved in all respects by the respective Boards of Directors of LICENSOR and LICENSEE, and this Agreement has been duly executed by officers of LICENSOR and LICENSEE, respectively.

1.6           “Field” or “Field of Use” shall mean the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology, and digital image analysis, excluding non-pathology-related radiologic and photographic image analysis, relating to the development, marketing, production or sale of any Laboratory Developed Tests or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any or all hematopoietic and solid tumor cancers excluding cancers affecting the retina and breast cancer; provided, however, the manufacture and sale of IVD Test Kits for sales to third parties and the melanoma screening system and methods described in the patent applications listed in Exhibit D are specifically excluded from the Field or Field of Use; and provided further that the foregoing exclusion of “and breast cancer” immediately prior to the first proviso of this section shall be in effect only so long as the License Agreement among and between LICENSOR, Smart Personalized Medicine, LLC, and  Quest Diagnostics, Inc. dated March 11, 2010 is in full force and effect and Quest Diagnostics, Inc. is not in material breach of any its obligations under that agreement.

1.7           “First Commercial Use” shall mean, with respect to any Licensed Use, the first sale for use or consumption by medical or health care personnel or organizations of such Licensed Use.

1.8           “IVD Test Kit” shall mean any kit or instrument manufactured for sale to third parties, which includes reagents and other supplies that enables such third party purchasers to perform in vitro diagnostic tests on biological samples or any instrument used therewith; provided that, any such IVD Test Kit must be approved by the U.S. Food and Drug Administration (“FDA”) for sales of the IVD Test Kit in the United States, or be approved by any other foreign regulatory bodies for sales of the IVD Test Kit in countries other than the United States.  Notwithstanding the foregoing, any instruments sold in conjunction with or pursuant to Licenses E and F described in Sections 1.12.4 and 1.12.5 are excluded from the definition of IVD Test Kit.

1.9           “Laboratory Developed Test” shall mean any test, process or procedure used to test or assay any type of patient biological sample, the results of which would then normally be entered into the medical record of the patient providing such biological sample; provided, however, any test, process or procedure performed using an IVD Test Kit shall not be considered to be a Laboratory Developed Test.

1.10          “Licensed Know-How” shall mean all information, materials, test results, reports, biological samples, documentation, data and data compilations, and Computer Software (as used herein, “Computer Software” means and includes source code, object code and documentation and comments thereto) owned by or licensed to LICENSOR as of the date of this Agreement or developed or acquired by the LICENSOR during the Term relating to the SVM Technology, the four (4) biomarkers identified in Exhibit B, a gene-based pancreatic cancer test, and cytogenetics interpretation methods, algorithms and software, and any other Licensed Products or Licensed Uses which are not generally known including, but not limited to, formulae, procedures, protocols, techniques, and results of experimentation and testing, which relate to or are useful or necessary to practice the inventions disclosed and/or claimed in the Licensed Patents (as defined below); all to the extent and only to the extent that LICENSOR has the right to grant licenses, immunities or other rights thereunder.

1.11            “Licensed Patents” shall mean, to the extent required or useful for the development, use, production, manufacture, commercialization, sale, marketing or any other exploitation of any product, process or combination based on or relating to the SVM Technology or developed or identified using SVM Technology, those issued patents and patent applications listed on Exhibit A hereto, including patents and patent applications covering the four (4) prostate cancer biomarkers identified in Exhibit B, and: (i) all patents that have issued or in the future shall issue therefrom, including utility, model and design patents and certificates of invention; (ii) all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patent applications and patents to the extent that the patents and/or patent applications relate to or cover use of the SVM Technology within the Field or knowledge discovered using the SVM Technology; and  (iii)  all patents and/or patents applications, including provisional applications and any patents or patent applications claiming priority thereto, which are filed subsequent to the Effective Date of this Agreement covering a gene-based pancreatic cancer test identified using the SVM Technology and cytogenetics interpretation methods, algorithms and software developed using the SVM Technology .

1.12            “Licensed Product” shall mean any product or service covered by the Licensed Technology in the Field including, but not limited to, the following products:

1.12.1           “Plasma Prostate Cancer Test” shall mean any Laboratory Developed Test using genes, gene products, or other biomarkers present in blood plasma for differentiating clinically significant prostate cancer from other prostate conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of IVD Test Kits.  For reference purposes, the license granted for the Plasma Prostate Cancer Test is identified as “License B”.

1.12.2           “Pancreatic Cancer Test” shall mean any Laboratory Developed Test using genes, gene products, or other biomarkers present in any type of biological sample for differentiating clinically significant pancreatic cancer from other pancreatic conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of IVD Test Kits.  For reference purposes, the license granted for the Pancreatic Test is identified as “License C”.

1.12.3           “Colon Cancer Test” shall mean any Laboratory Developed Test using genes, gene products or other biomarkers for differentiating clinically significant colon cancer from other colon conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of IVD Test Kits.  For reference purposes, the license granted for the Colon Cancer Test is identified as “License D”.

1.12.4           “Cytogenetics Interpretation System” shall mean any interpretive software and related technology for computer-aided karyotype analysis for genetic screening and detection of chromosomal abnormalities.  For reference purposes, the license granted for the Cytogenetics Interpretation System is identified as “License E”.

1.12.5           “Flow Cytometry Interpretation System” shall mean interpretive software and related technology for computer-aided analysis of flow cytometry tests. For reference purposes, the license granted for the Flow Cytometry Interpretation System is identified as “License F”.

1.12.6           “Urine Prostate Cancer Test” shall mean any Laboratory Developed Test using genes, gene products, or other biomarkers present in urine samples for differentiating clinically significant prostate cancer from other prostate conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of IVD Test Kits.  For reference purposes, the license granted for the Urine Prostate Cancer Test is identified as “License G”.

1.12.7           “Tissue Prostate Cancer Test” shall mean any Laboratory Developed Test using genes, gene products, or other biomarkers present in tissue samples for differentiating clinically significant prostate cancer from other prostate conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of IVD Test Kits.  For reference purposes, the license granted for the Tissue Prostate Cancer Test is identified as “License H”.

1.13           “Licensed Territory” or “Territory” shall mean worldwide.

1.14           “Licensed Technology” shall mean, collectively, the Licensed Patents and/or the Licensed Know-How.

1.15           “Licensed Use” shall mean a product, process or service, for use in the Field, which if made, used, performed, offered for sale, sold, or imported in the Licensed Territory, would infringe a Valid Patent Claim but for the license granted by this Agreement.  Except in connection with the calculation of royalties pursuant to Section 3.1 below, Licensed Use shall mean either an individual Licensed Use or Combination Use.

1.16           “Net Revenue” shall mean any and all revenue recognized by LICENSEE from Licensed Uses, net of any contractual discounts or allowances from third party payers and less any sales, use or other taxes specifically applied to such revenue, and less any shipping, insurance, or other costs to the extent such costs are broken out separately on any invoices for revenue generated from Licensed Uses.  For the avoidance of doubt, Net Revenue means that amount of revenue booked by LICENSEE under United States Generally Accepted Accounting Principles that specifically arises from Licensed Uses.

 1.17           “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

 1.18           “Royalty Term” shall mean, with respect to each Licensed Use, the term for which a Valid Patent Claim remains in effect which would be infringed by the manufacture, use, offer for sale, sale or import of such Licensed Use but for the license granted by this Agreement.

 1.19           “SVM Technology” shall mean all technology and ownership claims related to support vector machines and other pattern-recognition algorithms (“SVM”), SVM-Recursive Feature Elimination (“RFE”), and Fractal Genomic Modelling (“FGM”) included in the Licensed Technology.

1.20           “Third Party” shall mean any Person other than LICENSOR, LICENSEE and their respective Affiliates.

1.21           “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2

GRANT OF LICENSES

2.1           License.  As of the Effective Date of this Agreement, LICENSOR hereby grants to LICENSEE and its Affiliates, and LICENSEE accepts the licenses under the Licensed Technology to exclusively use, develop, make, have made, sell, offer to sell, modify, import and otherwise commercially exploit the Licensed Uses and the Licensed Products in the Licensed Territory including, but not limited to, as follows:

(1) an exclusive license for the use of the SVM Technology and the Licensed Patents in the Field in the Licensed Territory relating to Licensed Uses and Licensed Products; and

(2) an exclusive license to the Licensed Know-How in the Field in the Licensed Territory, including access to and use of the Computer Software that has been developed by or for LICENSOR or will be developed by or for the LICENSOR that may be applicable to Licensed Uses or Licensed Products; and

(3) an exclusive license for the use of Licensed Products in the Licensed Territory.

2.2           Sublicense Rights. LICENSEE may grant sublicenses under any of the licenses granted herein, to import, develop, make, have made, use, modify, offer for sale, and/or sell Licensed Products within the Field.  Any sublicense granted by LICENSEE under this Agreement will not be inconsistent with the terms and conditions of this Agreement.  LICENSEE agrees to notify LICENSOR in writing ten (10) days prior to entering into any sublicensing agreements with any Third Parties and such notice will include the name of such sublicensee and a summary of the material terms contemplated in such sublicensing agreement.   LICENSOR agrees that to the extent it has any concerns about the sublicensee or any of the proposed terms of such sublicensing agreement, it will notify LICENSEE of such concerns within seven (7) days of receipt of LICENSEE’s written notice.   LICENSEE agrees that it take into consideration any such concerns raised by the LICENSOR in the final sublicense agreement; provided, however, LICENSEE shall have the sole discretion as to the final terms of such sublicensing agreement.  In the event that LICENSOR does not respond to LICENSEE’s written notice within seven (7) days of receipt of such notice, LICENSEE may presume that there are no material objections to the summary terms of the sublicense agreement and enter into such sublicense agreement without further coordination with LICENSOR.  The Parties agree that any revenue recognized by LICENSEE from any sublicensing agreement will be included in the calculation of Net Revenue for the purposes of this Agreement and will be taken into consideration for the payment of any Milestone Payments and royalties pursuant to Sections 3.3 and 3.4 below.

2.3           Best Efforts. It is the intention of the Parties to commercialize those Licensed Products described in Sections 1.12.1 – 1.12.5 (the “Initial Licensed Products”) within the Development Term.  LICENSEE shall use their best efforts to develop the Initial Licensed Products and have a First Commercial Use of products related to Licenses B, C and D and enter into a sublicense agreement for the products related to Licenses E and F within the Development Term; provided, however, the Development Term of any of the Initial Licensed Products may be automatically renewed for up to two (2) successive terms of one year each (each a “Renewal Term”) by the LICENSEE upon payment of a renewal fee of $5,000 per Renewal Term per Initial Licensed Product within thirty days of the end of the original Development Term or any Renewal Term; provided further, however, that any Renewal Terms are included only as a precautionary measure.

2.4           Purchasing Rights.  In the event that LICENSOR grants a license to a Third Party to develop and sell any IVD Test Kit in the Licensed Territory relating to any hematopoietic or solid tumor cancers, LICENSOR shall use its best efforts to include a provision in any such IVD Test Kit license agreement that guarantees the LICENSEE the right to purchase such IVD Test Kit, without restrictions on quantity, from the Third Party, at a price not to exceed such IVD Test Kit licensee’s direct cost of goods sold plus twenty percent (20%) irrespective of whether or not LICENSEE makes any purchase volume commitments; provided, however, in no event shall LICENSEE’s price for any IVD Test Kit be higher than any other third party purchaser of any such IVD Test Kits without regard to purchase volume commitments.  Notwithstanding the foregoing, LICENSEE agrees that it will enter into a supplemental agreement with the IVD Test Kit licensee covering the terms of supply for any such IVD Test Kit purchases and agrees that any purchases of such IVD Test Kits will be for its own use and LICENSEE shall not be permitted to sell any such IVD Test Kits to other disinterested Third Parties.

2.5           Loss of Exclusivity. In the event that LICENSEE has not generated Five Million Dollars ($5,000,000) of aggregate Net Revenue within five (5) years of the Effective Date of this Agreement, LICENSOR in its sole discretion may upon ninety (90) days written notice to Licensee, revoke LICENSEE’s exclusivity under one or more of Licenses B, C, D, E, and F, as identified in Section 1.12 and make LICENSEE’s rights non-exclusive with respect to the specified license(s).  Notwithstanding the foregoing, LICENSOR agrees that to the extent LICENSEE has commercially launched any Licensed Products prior to the time that LICENSOR attempts to revoke LICENSEE’s exclusivity under a specified license, LICENSEE shall retain exclusive rights to such Licensed Products that have already had a First Commercial Use for the remainder of the Commercial Term (as defined in Section 4.2 below) for such Licensed Product.

2.6           Provision of Licensed Technology. Within thirty (30) days of the Effective Date of this Agreement, LICENSOR shall provide full copies of all Licensed Technology, including complete copies of all Computer Software, documentation and materials relating to the Licensed Patents and any Licensed Know-How, to LICENSEE.

ARTICLE 3

LICENSE FEES AND ROYALTY PAYMENTS

3.1   Upfront License Fees and Development Renewal Fees.  In partial consideration of the licenses granted herein, LICENSEE shall pay to LICENSOR as summarized below:

License	Upfront Licensing Fee	Development Term Renewal Fee
A. SVM Technology	$500,000	N/A
B. Plasma Prostate Cancer Test	$1,000,000 *	$5,000 per Renewal Term
C. Pancreatic Cancer Test	$250,000	$5,000 per Renewal Term
D. Colon Cancer Test	$250,000	$5,000 per Renewal Term
E. Cytogenetics Interpretation System	$500,000	$5,000 per Renewal Term
F. Flow Cytometry Interpretation System	$500,000	$5,000 per Renewal Term
All Other Licensed Products or Licensed Uses	$0	N/A

* To the extent the portion of the consideration payable in shares of common stock of LICENSEE pursuant to Section 3.2.2 below is less than or greater than $2.0 million of aggregate value as of the Effective Date of this Agreement, then the amount of the upfront License Fee allocable to the Plasma Prostate Cancer Test shall be adjusted by the amount of such difference.

3.2           Payment Terms.  In partial consideration of the licenses granted herein, LICENSEE shall pay to LICENSOR the Upfront License Fee indicated for Licenses A-F indicated in Section 3.1 above according to the following payment terms:

3.2.1           Cash.  Upon execution of this Agreement, One Million Dollars ($1,000,000).

3.2.2           Shares.  Upon execution of this Agreement, One Million Three Hundred and Sixty Thousand shares (1,360,000) of LICENSEE’S common stock, par value of $0.0001 per share.   LICENSOR shall have piggyback registration rights for the stock received pursuant to this section for a period of two (2) years from the Effective Date of this Agreement.  Commencing twelve months (12) after the Effective Date of this Agreement, LICENSOR shall be entitled to demand registration rights if the provisions of Rule 144 are not available to LICENSOR for the immediate resale of any stock received from LICENSEE.

3.3           Milestone Payments. In partial consideration for the licenses granted herein, LICENSEE shall pay to LICENSOR the below milestone payments (the “Milestone Payments”) within ninety (90) days of the first date upon which LICENSEE has derived cumulative Net Revenue from all Licensed Uses covered by this Agreement (“Cumulative Revenue”) in the amounts indicated below at each such Cumulative Revenue threshold.  Any such payments may be made in cash or LICENSEE common stock, in LICENSEE’s sole discretion, provided that any common stock issued by LICENSSE is freely tradable or will be within six (6) months pursuant to Rule 144.  The share price used to determine any shares issuable by LICENSEE will be the average closing price per share for the twenty (20) trading days prior to the time when such payment is made.

Cumulative Revenue	Milestone Payment
$2,000,000	$500,000
$4,000,000	$500,000
$6,000,000	$500,000
$8,000,000	$500,000
$10,000,000	$500,000
$12,000,000	$500,000
$14,000,000	$500,000
$16,000,000	$500,000
$18,000,000	$500,000
$20,000,000	$500,000

3.4           Royalty Payments. In partial consideration for the licenses granted herein, LICENSEE shall pay to LICENSOR the following royalties after LICENSEE and its Affiliates have cumulatively generated Twenty Million Dollars ($20,000,000) of Net Revenue (the “Royalty Threshold”) and all Milestone Payments have been paid accordingly.  All royalties shall be due and payable on a quarterly basis and shall be submitted by LICENSEE along with the report as specified below within ninety (90) days of the end of the quarter which gave rise to any such royalty becoming due and payable.  The period in which royalties shall be due for each Licensed Use shall be from the later of (a) the date on which the Royalty Threshold has been reached, or (b) the date of First Commercial Use of any such Licensed Use and shall extend until the end of the Royalty Term covering such Licensed Use.

3.4.1           Royalties for all Licensed Uses except for Licenses E and F.    After the Royalty Threshold has been met, LICENSEE shall pay running royalties of six and one-half percent (6.5%) of Net Revenue generated by LICENSEE and its Affiliates per quarter for all Licensed Uses except for Licenses E and F relating to the Cytogenetics Interpretation System and the Flow Cytometry Interpretation System.  Notwithstanding the foregoing, any royalties due pursuant to this Section 3.4.1 for Licensed Uses of a non-exclusive Licensed Product for which LICENSOR has exercised its option to convert the license to a non-exclusive license pursuant to Section 2.5 shall be reduced to three percent (3.0%) of Net Revenue from the non-exclusive Licensed Products. Royalties for Licensed Uses of all other Licensed Products not affected by a conversion to a non-exclusive license shall remain at the original six and one-half percent (6.5%).

3.4.2           Royalties for Licenses E and F.  After the Royalty Threshold has been met and LICENSEE has recouped all of its costs directly related to the commercialization of the Cytogenetics Interpretation System (License E) and the Flow Cytometry System (License F), LICENSEE shall pay a royalty of fifty percent (50%) of the Net Revenue it derives from any sublicensing arrangements it has in place for such Licenses E and F.  For the purposes of this Agreement, LICENSEE’s costs directly relating to commercializing Licenses E and F shall not be offset against any Net Revenue from such licenses while Milestone Payments are due and payable pursuant to Section 3.1, but rather will be offset against Net Revenue derived from Licenses E and F after all Milestone Payments have been made.

3.5           Payment Method. Unless otherwise provided in this Agreement, all payments by LICENSEE to LICENSOR under this Agreement shall be paid in United States dollars, and all such payments shall be made by check or wire transfer in immediately available funds to such address and/or account as LICENSOR shall designate before such payment is due.

3.6           Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Use is sold, payment shall be made through such lawful means or methods as LICENSOR and LICENSEE shall reasonably determine.

3.7           Reports, Exchange Rates.  During the term of this Agreement following the First Commercial Use of a Licensed Use, LICENSEE shall furnish to LICENSOR a quarterly written report showing in reasonably specific detail, (a) the gross sales of each Licensed Use sold by LICENSEE and its Affiliates during the reporting period and the calculation of Net Revenue from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Revenue of each Licensed Use; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Use of each Licensed Use in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars. With respect to sales of Licensed Uses invoiced in United States dollars, the gross sales, Net Revenues, and royalties payable shall be expressed in United States dollars. With respect to sales of Licensed Uses invoiced in a currency other than United States dollars, the gross sales, Net Revenue and royalties payable shall be expressed in the domestic currency of the Person making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by the Wall Street Journal on the last business day of each month in the calendar quarter prior to the date of payment. Reports shall be due not later than the ninetieth (90th) day following the close of each reporting period. LICENSEE shall keep and require its Affiliates to keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Revenue and to enable the royalties payable hereunder to be determined.  For the purposes of this Section 3.7, gross sales of any Laboratory Developed Tests shall be calculated as the amount of revenue expected to be collected on such gross sales after all contractual discounts and allowances from third party payers, and not the gross amounts billed to such third party payers.

3.8           Audits.

3.8.1           Upon the written request of LICENSOR and not more than once in each calendar year, LICENSEE shall permit an independent certified public accounting firm, provided such accounting firm signs a confidentiality agreement reasonably acceptable to LICENSEE, selected by LICENSOR and reasonably acceptable to LICENSEE, at LICENSOR’s expense, to have access during normal business hours to such of the records of LICENSEE as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to LICENSOR only whether the records are correct or not and the details concerning any specific discrepancies.  No other information shall be shared.

3.8.2           If such accounting firm concludes that additional royalties were owed during such period, LICENSEE shall pay the additional royalties within ninety (90) days of the date LICENSOR delivers to LICENSEE such accounting firm’s written report documenting the royalty underpayment; provided, however, if LICENSEE disputes any of the accounting firm’s findings in good faith, LICENSEE and LICENSOR shall work in good faith to determine the appropriate additional royalties due. The fees charged by such accounting firm shall be paid by LICENSOR; provided, however. if the audit discloses that the royalties payable by LICENSEE for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, and the difference between royalties payable and royalties paid is greater than Fifty Thousand Dollars ($50,000), then LICENSEE shall pay the reasonable fees and expenses charged by such accounting firm.

3.9           Confidential Financial Information.  LICENSOR shall treat all financial information subject to review under this Article 3 as Confidential Information pursuant to Article 7 below, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 4

TERM OF LICENSE AND COMMERCIAL TERM FOR LICENSED USES

4.1          Term.  This Agreement shall commence on the Effective Date and, except as otherwise provided herein, shall remain in effect from the Effective Date to the expiration of the last of the Licensed Patents licensed hereunder, unless earlier terminated pursuant to Article 8 hereof ( the “Term”).

4.2           Commercial Term for each Licensed Use.  After the First Commercial Use of any Licensed Product hereunder, the term of the license with respect to such Licensed Product shall extend until one (1) year after the expiration of the patent life of each of the Licensed Patents covering such Licensed Product, unless sooner terminated as provided herein (such term for each Licensed Product, the “Commercial Term” for such Licensed Product).

ARTICLE 5

WARRANTIES AND NEW LICENSES

LICENSOR hereby represents and warrants to LICENSEE as follows:

5.1           Corporate Existence and Power.  LICENSOR (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

5.2           Authorization and Enforcement of Obligations.  LICENSOR (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of LICENSOR, and constitutes a legal, valid, binding obligation, enforceable against LICENSOR in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights.

5.3           Prosecution of Patents.   LICENSOR has taken and shall use it best efforts to undertake all actions necessary for prosecution and maintenance of the Licensed Patents, including prosecution of all patent applications, payment of maintenance, annuity, and renewal fees as required by the respective national, international or regional patent offices that issued the patents, and payment of all attorney fees and costs for prosecution, maintenance, and grant of any pending patent applications.  LICENSEE may suggest specific countries in which it believes patent protection may be of value in view of its marketing strategy for the Licensed Products, however, selection of countries and/or regions for future international and national stage patent filings of Licensed Patents shall be within the sole discretion of LICENSOR. However, if LICENSEE wishes to pursue patent protection in a country or region in which LICENSOR has elected not to file, LICENSEE may request that LICENSOR pursue such patent protection at LICENSEE’s expense, which shall include all prosecution costs and maintenance fees. LICENSOR shall further have sole discretion in determining whether a particular patent or patent application has ceased to be of sufficient business value to warrant incurring additional prosecution and maintenance fees and costs, but shall notify LICENSEE of LICENSOR’s intention to allow the particular patent or patent application to lapse at least thirty days (30) prior to irretrievable abandonment so that LICENSEE may request that the patent or patent application be kept in force at LICENSEE’s expense. Any costs associated with patent prosecution and/or maintenance requested by LICENSEE after LICENSOR has given notice of its intent to forego patent rights or allow the patent or patent application to lapse will be borne by the LICENSEE.  Notwithstanding anything in this Agreement to the contrary, as to any Licensed Patent which LICENSOR elects not to pursue, file, continue prosecuting or maintain in the United States, but which LICENSEE chooses have LICENSOR pursue, file, continue prosecuting or maintain and for which LICENSEE pays the preparation and/or prosecution costs and/or maintenance fees, LICENSEE shall have the authority to control the preparation and/or prosecution and/or maintenance thereof, and LICENSOR shall assign all rights, title and interest in and to any such Licensed Patents to LICENSEE, provided however, to the extent that any prosecution is controlled by LICENSEE, any arguments or positions taken during such prosecution may not impair the scope or construction of any Licensed Patent to which LICENSOR has retained the rights.

5.4           Title; Recordation; Validity. LICENSOR owns all rights, title and interests in and to the Licensed Technology free and clear of any liens, encumbrances or third party rights, and LICENSOR has obtained and recorded or has undertaken efforts to record, duly executed assignments of the Licensed Technology as necessary to perfect all rights, title and interests therein, in accordance with governing law and regulations in each respective jurisdiction.  LICENSOR is aware of no basis for a claim of invalidity or unenforceability of any of the Licensed Technology.

5.5           Noncontravention; Existing Licenses. There are no existing agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Licensed Technology that would prevent, alter, or hinder the performance of LICENSOR's obligations hereunder.  Licenses previously granted to the Third Parties listed in Exhibit C will not interfere with LICENSOR’s obligations or LICENSEE’s rights hereunder within the Field. There are no other licensees of the Licensed Technology, except for the parties and licenses specified in and described in Exhibit C.

                5.6           Exclusions.  LICENSOR expressly excludes any further representations, conditions and warranties that, except as otherwise provided in Section 10.4 below, any development, manufacture, use, importation, sale, lease, or other disposal of any Licensed Product will not infringe any patent, trademark, copyright, trade secret or other intellectual property right not owned by or licensed to LICENSOR.

5.7           New Licensees.  LICENSOR agrees that it will notify LICENSEE promptly in writing in the event that it enters into any additional licenses for the Licensed Technology; provided, however, that such additional licenses will not contravene the terms of or LICENSEE’s rights under this Agreement under any circumstances without the express written consent of the LICENSEE prior to the time any such additional license is granted.

5.8           Patent Expiration Dates.  The Licensed Patents which have been granted as of the Effective Date shall each expire on the respective dates indicated in Exhibit A unless, with respect to those patent applications marked with "+PTA" in Exhibit A, the date indicated is extended by patent term adjustment or extension, in which case LICENSOR shall immediately notify LICENSEE of the corrected expiration date in writing.

ARTICLE 6

PATENTS

6.1           Patent Prosecution and Maintenance.  LICENSOR shall be responsible for and shall have the right to control the preparation, filing, prosecution and maintenance of the Licensed Patents and shall be responsible for paying all costs thereof. To the extent that LICENSOR holds exclusive rights encompassing the Field, but does not exclusively own any portion of the Licensed Patents, LICENSOR shall make all reasonable efforts to ensure that the Licensed Patents are maintained. LICENSOR shall provide LICENSEE with a copy of each patent application subject to this Section 9.1. In the event that LICENSOR is unable or unwilling to maintain any one or more of the Licensed Patents, it will promptly notify LICENSEE of any payment that is due with a description of how it relates to the Licensed Patents hereunder.  LICENSEE, in its sole discretion, may pay the fees and costs for maintaining the indicated patents or patent applications within Licensed Patents and deduct such payment from any amounts owed by LICENSEE to LICENSOR under this Agreement.  LICENSOR shall notify LICENSEE before any Licensed Patents terminate with sufficient time to permit LICENSEE to take action to maintain the patent, if it so chooses.

6.2           Enforcement of Patent Rights. LICENSOR shall enforce the Licensed Technology and prosecute any infringers, at its sole expense, when it is in the best interests of LICENSOR and LICENSEE to do so.  LICENSEE shall cooperate with LICENSOR in the planning and execution of any action to enforce the Licensed Patents.  LICENSOR shall not settle the suit in a manner that diminishes or affects the rights or interests of LICENSEE without the express written consent of LICENSEE. If LICENSOR declines to litigate any infringement of the Licensed Technology, LICENSOR shall give LICENSEE the right, to the extent permissible by law, but not the obligation, to bring actions to enforce the Licensed Technology or otherwise abate the infringement thereof and to control any litigation or other enforcement action.  LICENSOR shall cooperate with LICENSEE in the planning and execution of any action to enforce the Licensed Patents.  LICENSEE shall not settle the suit in a manner that diminishes or affects the rights or interests of LICENSOR without the express written consent of LICENSOR.  The costs of any such action by LICENSEE shall be borne by LICENSEE, and LICENSEE shall be entitled to keep any recovery, settlement or other costs or recoveries.

6.3           Improvements.

6.3.1           LICENSEE shall disclose to LICENSOR any and all improvements made by or on behalf of LICENSEE directly related to the Licensed Technology that are conceived or reduced to practice by or on behalf of LICENSEE as a result of activities engaged in pursuant to the terms of this Agreement (“Licensee Improvements”).

6.3.2           LICENSOR shall disclose to LICENSEE any and all improvements made by or on behalf of LICENSOR (“Licensor Improvements”) related to the Licensed Technology that are conceived or reduced to practice by or on behalf of LICENSOR during the Term of this Agreement. LICENSEE acknowledges, however, that LICENSOR has granted other licenses to third party(ies) for use of the Licensed Technology to the parties described in Exhibit C and, further that certain Licensor Improvements to the Licensed Technology, although they may be of benefit to LICENSEE, may arise in conjunction with such third party licenses. In such cases, disclosure of such Licensor Improvements may be restricted or prohibited, or disclosure to LICENSEE may be delayed due to LICENSOR's obligations under the third party license. In such cases, to the extent permitted, LICENSOR will disclose the Licensor Improvement as soon as practicable.

6.3.3           LICENSEE shall not publish or disclose Licensor Improvements to third parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information except as provided in Article 7 and shall not so publish or disclose without first providing the LICENSOR with the opportunity to review the communication and to make arrangements for protecting such Licensor Improvements by patent or other appropriate means prior to disclosure. Similarly, LICENSOR shall not publish or disclose Licensee Improvements to third parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information except as provided in Article 7 and shall not so publish or disclose without first providing the LICENSEE with the opportunity to review the communication and to make arrangements for protecting such Licensee Improvements by patent or other appropriate means prior to disclosure.

6.3.4           All Licensor Improvements shall be owned by LICENSOR. LICENSEE agrees to provide any assistance and take such acts as are reasonably requested by LICENSOR, at LICENSOR’s expense, to enable LICENSOR to obtain a letters patent for or respecting any Licensor Improvement, to protect such patent right, to conduct further research and to publish.  For purposes of this Agreement, Licensor Improvements shall include all Licensed Know-How, information, patents and/or patent applications, including provisional applications and any patents or patent applications claiming priority thereto, which are filed by LICENSOR subsequent to the Effective Date of this Agreement covering any of the Initial Licensed Products in which the Licensed Technology is or was used, and any methods, algorithms and software related thereto.

6.3.5           Subject to 6.3.4 above, all Licensee Improvements, and all improvements to the Licensed Technology which are jointly made by LICENSOR and LICENSEE (which shall also be included within “Licensee Improvements”), shall be owned by LICENSEE; provided that, LICENSEE shall not own any Licensed Technology. LICENSOR shall provide any assistance and take such acts as are reasonably requested by LICENSEE, at LICENSEE’s expense, to enable LICENSEE to obtain a letters patent for or respecting any Licensee Improvement, to protect such patent right, to conduct further research and to publish.

6.3.6           All Licensor Improvements shall automatically become subject to the license granted in Section 2.1 above and any patent rights therein shall be deemed to be Licensed Patents for the purposes of this Agreement, subject to the same rights and obligations applicable to Licensed Technology under the Agreement.

6.3.7           All jointly made Licensee Improvements shall become subject to a grant-back from LICENSEE to LICENSOR of a non-exclusive, sublicensable, worldwide license to make, have made, use, perform, sell or offer for sale any such jointly made Licensee Improvements outside of the Field, subject to a commercially reasonable royalty and all other customary license provisions to be negotiated in good faith by the parties.  Notwithstanding the foregoing, and except as provided for in Section 6.3.4, LICENSOR understands and acknowledges that any work performed pursuant to the Employment Agreement and the Consulting Agreements described in the preamble to this Agreement in the Field shall be “work made for hire” and will be owned solely by and assigned to the LICENSEE.  LICENSEE understands and acknowledges that LICENSOR’s development obligations under preexisting licenses identified in Exhibit C may preempt certain claims of ownership by LICENSEE pursuant to this Section 6.3.7.

6.4           Limited Power of Attorney. LICENSOR grants to LICENSEE a conditional, limited power of attorney for purposes of maintaining the Licensed Patents as provided in Section 6.1 above or enforcing any patent rights of the Licensed Patents as provided in Section 6.2 above, but only to the extent permitted by law.

ARTICLE 7

CONFIDENTIALITY

7.1           Confidential Information.  Except as otherwise provided in Section 7.2 below, during the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Parties disclosed after the Effective Date by the other Party and identified as, or acknowledged to be, confidential (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information to any Third Party  except on a need-to-know basis to those of its own, and its Affiliates’, and assignees’, directors, officers, affiliates, employees, agents, consultants, clinical investigators and contractors, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain written agreement of any such Third Party Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.  Each Party shall notify the other Parties promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information

7.2           Permitted Disclosures.  The confidentiality obligations contained in Section 7.1 of this Agreement shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other Parties and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions or inaction of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by any other Party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to any other Party, or (iv) the disclosed information was independently developed by Recipient without use of any Confidential Information of the disclosing Party.

7.2.1           Each Party acknowledges that the other Party has certain time-critical reporting obligations by virtue of its status as a public corporation and agrees to cooperate in preparation of a joint press release regarding the execution and general terms of this Agreement to be issued concurrently with a Form 8-K report that must be filed with the SEC by each Party within four (4) business days of the Effective Date.  The Parties further agree that once they have mutually agreed upon descriptive language that describes the material terms of this Agreement, either Party may continue to use such descriptive language in its future SEC filings or other investor communications so long as such future communications are not materially different than what was previously agreed upon.

7.3           Equitable Relief.  Each Party hereby acknowledges that, in the event of any breach or threatened breach of this Article 7 by the Recipient, the disclosing Party may suffer irreparable injury for which damages at law may not be an adequate remedy.  Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing Party, the disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Article 7 by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

7.4           Non-Use of Names; Confidentiality of Agreement.  No Party hereto shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of any other Party or any of its Affiliates, or otherwise use the name or names of any other Party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other Party, except as may be required by (i) law or (ii) judicial order (and then only following consultation with any other Party) or as may be agreed to pursuant to Section 7.2.1 hereof.

7.5           Compliance with Laws; Reporting Obligation with Respect to Protected Health Information.  Each Party shall comply with all Applicable Laws.  “Applicable Laws” are the international, federal, state, and local laws, rules and regulations that relate to the conduct of the Parties’ business and the performance by the Parties of their respective rights and obligations under this Agreement.  If a Party or its permitted representatives gain access to protected health information (“PHI”), as that term is defined under The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), that is not required for performance of this Agreement, each Party shall immediately report to the other Parties any incidents of access to PHI or any incidents of use, reproduction or disclosure of PHI of which it or its Permitted Representatives become(s) aware.  Each Party shall enter into a Business Associates Agreement covering any PHI upon the reasonable request of the other Party.

ARTICLE 8

TERMINATION

8.1           Normal Termination. Except as otherwise provided herein, unless terminated earlier as hereinafter provided, and subject to the provisions of Section 8.3 of this Article, this Agreement shall terminate on upon the expiration of the last of the Licensed Patents licensed hereunder.

8.2           Surviving Obligations.  The termination of this Agreement shall not relieve LICENSEE of any obligation hereunder to keep records nor shall such termination relieve LICENSEE of

(1)	any liability hereunder for damages resulting from the unauthorized disclosure or use of any Confidential Information by a party, or other party or person affiliated therewith; or

(2)           LICENSEE’s obligations to

(a)           make payment of any sum due to LICENSOR pursuant to Article3, and

(b)           furnish written reports as provided in Article 3.

The termination of this Agreement shall not terminate LICENSOR’s rights under Article 3.

8.3           Termination by LICENSOR.  Effective immediately upon LICENSOR giving to LICENSEE written notice of termination, LICENSOR shall have the right to terminate this Agreement, or the licenses granted hereunder, without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, if LICENSEE fails to cure a material default within sixty (60) calendar days from receipt of written notice to LICENSEE by LICENSOR.  Notwithstanding the foregoing, if the subject matter of the material default described in such written notice from LICENSOR is the subject of a mediation or arbitration as described in Article 12 at the end of such sixty (60) day notice period, then LICENSOR agrees that it will not terminate this Agreement for such material default until such time as the mediation or arbitration has been concluded and only if an agreement to resolve such material default has not been reached as a result of such mediation or arbitration.

ARTICLE 9

ASSIGNABILITY

9.1           This Agreement and the rights or licenses herein granted to LICENSEE, shall be freely assignable or otherwise transferable, in whole or in part, by the LICENSEE, in the LICENSEE’s sole discretion, upon written notice to the LICENSOR.

9.2           LICENSOR may assign this Agreement in the event of the sale of that portion of its business to which this Agreement pertains or as may be required in connection with a Change of Control upon written notice to LICENSEE.

ARTICLE 10

APPLICABLE LAW, LIMITATION OF DAMAGES AND LIABILITY, AND INDEMNITY

10.1           Applicable Law.  This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Florida without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

10.2           Limitation of Damages and Liability.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXTRAORDINARY, OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE,  INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.4 BELOW, LICENSOR’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID BY LICENSEE UNDER THIS AGREEMENT.

10.3           Indemnification by LICENSEE.   LICENSEE shall indemnify and hold LICENSOR harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred by LICENSOR as a result of any successful Third Party claim, demand, action or other proceeding arising directly out of the use or sale of any Licensed Use by LICENSEE or its Affiliates, or their respective distributors, customers or end-users.  If LICENSEE proposes to seek indemnification from the LICENSOR under the provisions of this Section 10.3, it shall notify the LICENSOR in writing within thirty (30) days of receipt of notice of any such claim or suit.  LICENSOR shall have the right but not the obligation to participate in the defense of such claim, and the parties shall mutually agree upon counsel and monetary settlement terms with respect to any such claim.  Each Party agrees to promptly make arrangements to pay for any legal fees pursuant to the foregoing indemnification provisions during the pendency of any Third Party claim, demand, action or other proceeding giving rise to the claim for indemnification.

10.4           Indemnification by LICENSOR.  LICENSOR shall indemnify and hold LICENSEE harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred by LICENSEE as a result of any Third Party claim, demand, action or other proceeding related to breach by LICENSOR of the warranties set forth in Article 5, or any legal action filed in any court based upon the allegation that LICENSEE’s use of the Licensed Technology infringes upon such Third Party’s intellectual property rights.  Indemnification by LICENSOR shall not include any allegation of infringement by a Licensed Product used or sold by LICENSEE or its Affiliates to the extent that the element or feature of the Licensed Product that is alleged to be in breach of warranty or infringing is unrelated to the Licensed Technology.  If LICENSEE proposes to seek indemnification from the LICENSOR under the provisions of this Section 10.4, it shall notify the LICENSOR in writing within thirty (30) days of receipt of notice of any such claim or suit.  LICENSOR shall have the right but not the obligation to participate in the defense of such claim, and the parties shall mutually agree upon counsel and monetary settlement terms with respect to any such claim.  LICENSOR agrees to promptly make arrangements to pay for any legal fees pursuant to the foregoing indemnification provisions during the pendency of any Third Party claim, demand, action or other proceeding, giving rise to the claim for indemnification.

ARTICLE 11

FORCE MAJEURE

11.1           Neither Party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such Party,  including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terrorist threats, strikes, labor disturbances, transportation difficulties or labor shortage.  Notwithstanding the aforesaid, if either Party fails to a substantial extent for at least three (3) months to fulfill any of its obligations under this Agreement, the other Party may terminate the Agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1          Alternative Dispute Resolution.  In the event that a dispute arises between the Parties, the following procedures shall be followed:

 (1)                    Negotiations. In the event that any dispute may arise, the Parties shall first seek to resolve such disputes by negotiation among the Parties, as follows:

(a)	Notification. When a Party believes there is a dispute relating to the Agreement, the Party will give the other Party written notice of the dispute.
(b)
Meeting Among Parties.  The Parties shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

(c)	Confidentiality. All negotiations shall be confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

(2)           Mediation.  If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the Party receiving such notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated.  The Party receiving such a written request will promptly respond to the requesting Party so that the Parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The Parties shall use their best efforts to mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.  The costs of such mediation shall be borne equally between the Parties.

12.2           Arbitration.  If the Parties have not succeeded in mediating a resolution of the dispute pursuant to Section 12.1 above, the Parties agree to resolve the dispute through binding arbitration.  The arbitration shall be conducted by a board of three (3) arbitrators (or one arbitrator if both Parties agree) in Jacksonville, Florida, in accordance with generally accepted arbitration procedures, but need not be limited to administration by or the rules of a specific organization such as the American Arbitration Association (“AAA”) or JAMS.  The arbitrators shall be selected by the mutual agreement of both Parties, or failing such agreement, shall be selected according to the applicable arbitration rules and organization.  Each Party shall bear its own expenses, but those related to the compensation and expenses of the arbitrators and the arbitration shall be shared equally by the Parties.  Any arbitration award shall be final and shall be enforceable in any court of competent jurisdiction.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1           The parties agree that the Licensed Technology is “intellectual property” as defined in 11 U.S.C. §101(56) and that this Agreement is an executory contract that is governed by 11 U.S.C. §365(n) in the event that LICENSOR commences a case under the Bankruptcy Code.  In any such case, the parties agree that LICENSEE will retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that LICENSEE will have the right to retain and enforce its rights under this Agreement.

13.2           LICENSOR and LICENSEE each has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under its respective certificates of incorporation and by-laws to authorize the execution and consummation of this Agreement.

13.3           Notwithstanding any other provision of this Agreement to the contrary, LICENSOR shall not be required to grant any additional right with respect to the Licensed Patents or furnish information as to which LICENSOR will incur financial or other liability to a third party, and no information shall be required to be furnished over governmental prohibition or objection.

13.4           The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of the rights granted by this Agreement shall be subject to the export, assets and financial control regulations of the United States of America including restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, Licensed Products or services directly produced by use of such technical information.

13.5           No license or right is granted by implication or otherwise with respect to any patent application, patent, trademark or copyright of either Party except as specifically set forth herein.  No right is granted by this Agreement to use any registered or unregistered trademark or trade name of either Party to the other Party, and neither Party shall use any registered or unregistered trademark or trade name of the other Party without such Party’s written consent.   Notwithstanding the foregoing, each Party is authorized to name the other Party in any filings that may be required with the Securities and Exchange Commission or any other governmental organization.  Each Party further agrees that it shall coordinate with the other Party with respect to any press releases it may issue with respect to this Agreement.

13.6           The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

13.7            This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.

13.8            Amendments.  No amendment, alteration or modification of any of the provisions of this Agreement will be binding unless made in writing and signed by the Parties.

13.9            Notice.  All notices, requests, and other communications to any Party hereto shall be in writing and shall be addressed to the receiving Party’s address set forth in the preamble to this Agreement or to any other address as a Party may designate by notice hereunder, and shall either be (1) delivered by hand, (2) sent by recognized overnight courier, or (3) by certified mail, return receipt requested, postage prepaid.  All notices, requests, and other communication hereunder shall be deemed effective: (a) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (b) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (c) if sent by certified mail, five (5) business days following the day such mailing is made.

13.10           Further Assurances.  Each Party agrees, upon written request of the other Party, to do all acts and execute, deliver and perform all additional documents, instruments and agreements, which may be reasonably required by the requesting Party to implement the provisions and purposes of this Agreement.

13.11           Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the parties’ original intent to the maximum extent possible.

13.12           Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, permitted assignees and personal representatives of the Parties.

                13.13           Insurance.  Each Party shall name the other as additional insured on their applicable liability insurance policies.

13.14           Counterparts.  This Agreement may be executed in two counterparts or by facsimile or Adobe Acrobat PDF file, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement and have entered the Effective Date on the first page hereof.

HEALTH DISCOVERY CORPORATION

By	/s/ Stephen D. Barnhill, M.D.

Title	Chairman and CEO

Date	1/6/2012

NEOGENOMICS LABORATORIES, INC.

By	/s/ Douglas M. VanOort

Title	Chairman and CEO

Date	1/6/2012

Exhibit A - Licensed Patents

Patent/Application No.	Title	Filing Date/ Issue Date	Expires
U.S. Patent No. 6,128,608	Enhancing Knowledge Discovery Using Multiple Support Vector Machines	05-01-1999/ 10-03-2000	05-01-2019
U.S. Patent No. 6,157,921	Enhancing Knowledge Discovery Using Support Vector Machines in a Distributed Network Environment	05-01-1999/ 12-05-2000	05-01-2019
U.S. Patent No. 6,427,141	Enhancing Knowledge Discovery Using Multiple Support Vector Machines.	05-09-2000/ 07-30-2002	05-01-2019
U.S. Patent No. 6,658,395	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05-24-2000/ 12-02-2003	05-01-2019
U.S. Patent No. 6,714,925	System for Identifying Patterns in Biological Data Using a Distributed Network.	08-07-2000/ 03-30-2004	05-01-2019
U.S. Patent No. 6,760,715	Enhancing Biological Knowledge Discovery Using Multiple Support Vector Machines.	08-07-2000/ 07-06-2004	05-01-2019
U.S. Patent No. 6,789,069	Method of Identifying Patterns in Biological Systems and Method of Uses.	08-07-2000/ 09-07-2004	04-13-2020
U.S. Patent No. 6,882,990	Method of Identifying Biological Patterns Using Multiple Data Sets.	08-07-2000/ 04-19-2005	05-01-2019
U.S. Patent No. 6,944,602	Spectral Kernels for Learning Machines	03-01-2002/ 09-13-2005	02-19-2023
U.S. Patent No. 6,996,549	Computer-Aided Image Analysis	01-23-2002/ 02-07-2006	04-21-2021
U.S. Patent No. 7,117,188	Methods of Identifying Patterns in Biological Systems and Uses Thereof	01-24-2002/ 10-03-2006	03-09-2022
U.S. Patent No. 7,299,213	Method of Using Kernel Alignment to Extract Significant Features from a Large Dataset	09-12-2005/ 11-20-2007	03-01-2022
U.S. Patent No. 7,318,051	Methods for Feature Selection in a Learning Machine	11-18-2003/ 01-08-2008	02-25-2021
U.S. Patent No. 7,353,215	Kernels and Methods for Selecting Kernels for Use in Learning Machines	11-07-2003/ 04-01-2008	01-27-2023
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Exhibit B – BIOMARKERS

CONFIDENTIAL

Num	Archival Unigene ID	Current Unigene ID	Symbol	Affy probe	Pathway	Target Description

12337	Hs.7780	Hs.480311	DKFZp564	212412_at	Unknown	Consensus includes gb:AV715767 /FEA=EST /DB_XREF=gi:10797284 /DB_XREF=est:AV715767 /CLONE=DCBATH02 /UG=Hs.7780 Homo sapiens mRNA; cDNA DKFZp564A072 (from clone DKFZp564A072)

9373	Hs.21293	Hs.492859	UAP1/AGX-1	209340_at	Aminosugar metabolism
gb:S73498.1 /DEF=Homo sapiens AgX-1 antigen mRNA; complete cds. /FEA=mRNA /PROD=AgX-1 antigen /DB_XREF=gi:688010 /UG=Hs.21293 UDP-N-acteylglucosaminepyrophosphorylase 1 /FL=gb:AB011004.1 gb:NM_003115.1 gb:S73498.1

876	Hs.79037	Hs.476231	HSPD1	200807_s_at	Mitochondrial control of apoptosis
gb:NM_002156.1 /DEF=Homo sapiens heat shock 60kD protein 1 (chaperonin) (HSPD1); mRNA. /FEA=mRNA /GEN=HSPD1 /PROD=heat shock 60kD protein 1 (chaperonin) /DB_XREF=gi:4504520 /UG=Hs.79037 heat shock 60kD protein 1 (chaperonin) /FL=gb:BC002676.1 gb:BC003030.1 gb:M34664.1 gb:M22382.1 gb:NM_002156.1

1961		Hs.75432	IMPDH2	201892_s_at	de novo guanine nucleotide biosynthesis
gb:NM_000884.1 /DEF=Homo sapiens IMP (inosine monophosphate) dehydrogenase 2 (IMPDH2); mRNA.  /FEA=mRNA /GEN=IMPDH2 /PROD=IMP (inosine monophosphate) dehydrogenase 2 /DB_XREF=gi:4504688 /UG=Hs.75432 IMP (inosine monophosphate) dehydrogenase 2 /FL=gb:J04208.1 gb:NM_000884.1

Exhibit C – LICENSES

Licensor has granted or intends to grant to the following companies, licenses in the indicated Territories, Term and Fields:

1.	Quest Diagnostics, Inc. (Madison, NJ):Non-Exclusive
Territory: United States of America, its territories and possessions.
Field: Laboratory Developed Tests (“LDT”) in Urine for Prostate Cancer.

2.	Quest Diagnostics, Inc. (Madison, NJ): Exclusive
Territory:  Worldwide
Field:  LDT and IVD Diagnostic, prognostic, or predictive tests related to breast cancer, genomic test and IHC testing only.

3.	Clarient, Inc. (Aliso Viejo, CA):Non-Exclusive
Territory: Worldwide.
Field: Laboratory Developed Tests in biopsied prostate tissue.

4.	Pfizer, Inc. (New York, NY):Non-Exclusive
Territory:  Worldwide
Field: Research and development.

5.	Bruker Daltonics, Inc. (Billerica, MA): Exclusive
Territory:  Worldwide
Field:  Only for use in the software of their Bioinformatics products.

6.	Smart Personalized Medicine, LLC (Milford, DE): Exclusive
Territory:  Worldwide
Field:  LTD and IVD Diagnostic, prognostic, or predictive tests related to breast cancer as well as radiology imaging.

7.	Vermillion (f/k/a Ciphergen Biosystems, Inc.) (Fremont, CA):Non-Exclusive
Territory:  Worldwide
Field: Manufacture, sale, use of SELDI-based mass spectrometers; development, clinical testing and commercialization of tests and test kits using SELDI-based mass spec methods.

8.	SVM Capital, LLC (Savannah, GA):Exclusive
Territory:  Worldwide
Field:  Research, development and implementation of investment methodologies

9.	Abbott Molecular, Inc. (Des Plaines, IL): Exclusive
Territory:  Worldwide
Field:  IVD test kits and reagents for assay of prostate cancer markers for diagnostic, prognostic or therapeutic uses.

10.	Retinalyze, LLC (Savannah, GA):
Territory:  Worldwide
Field: molecular diagnostic and image-based tests to assist in the detection and treatment of eye diseases

Exhibit D – EXCLUDED IP

The patents and patent applications identified below, along with the corresponding know-how, are excluded from this Agreement:

U.S. Application No. 12/975,306 System and Method for Remote Melanoma Screening

International Application No. PCT/US10/61667 System and Method for Remote Melanoma Screening